UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):         April 19, 2007

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-49663	85-0410612
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18831 Von Karman, Suite 400 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

No Change
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Sun Healthcare Group, Inc. hereby amends its Current Report on Form 8-K dated April 19, 2007 to restate Item 9.01 of the Form 8-K to remove references to the filing of an amendment to the Form 8-K to file (i) unaudited consolidated financial statements of Harborside Healthcare Corporation for the three months ended March 31, 2007 and 2006 and (ii) unaudited pro forma financial information at March 31, 2007 and for the three months ended March 31, 2007.  Other than Item 9.01, no additional changes were made to the Form 8-K.

Item 1.01       Entry into a Material Definition Agreement.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Credit Agreement

On April 19, 2007, Sun Healthcare Group, Inc. (the “Company”) entered into a Credit Agreement, dated as of April 19, 2007 (the “Credit Agreement”), among the Company, the Lenders named therein and Credit Suisse, as Administrative Agent and Collateral Agent for the Lenders. A copy of the Credit Agreement is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

The Credit Agreement includes a $310 million term loan with a maturity of seven years, a $55 million delayed draw term loan with a maturity of seven years, a $50 million revolving credit facility with a maturity of six years and a $70 million pre-funded letter of credit facility with a maturity of seven years. The revolving credit facility also includes a subfacility for revolving letters of credit and a swingline subfacility. Amounts outstanding under the revolving subfacilities are due on the maturity date for the revolving credit facility. In addition, the Company expects it will be entitled, subject to obtaining lender commitments and meeting certain other conditions, to incur up to an additional $100 million of terms loans and increase the pre-funded letter of credit facility by an additional $30 million. The Credit Agreement is guaranteed by most of the Company’s subsidiaries, including Harborside Healthcare Corporation (“Harborside”) and most of the subsidiaries of Harborside, and is secured by substantially all of their tangible and intangible assets.

Amounts borrowed under the term loan facilities are due in quarterly installments of 0.25% of the aggregate principal amount of the term loans under the term loan facilities outstanding as of January 15, 2008, with the remaining principal amount due on the maturity date of the term loans.

The loans under the Credit Agreement bear interest on the outstanding unpaid principal amount at a rate equal to an applicable percentage plus, at the option of the Company, either (a) an alternative base rate determined by reference to the higher of (i) the prime rate announced by Credit Suisse and (ii) the federal funds rate plus one-half of 1.0%, or (b) a reserve adjusted Eurodollar rate. The applicable percentage for term loans is 1.0% for alternative base rate loans and 2.0% for Eurodollar rate loans; and the applicable percentage for revolving loans is up to 1.0% for alternative base rate revolving loans and up to 2.0% for Eurodollar rate revolving loans based on the Company’s total leverage ratio. Loans under the swingline subfacility bear interest at the rate applicable to alternative base rate loans under the revolving credit facility.

The Company has agreed to pay fees for letters of credit issued under the revolving credit facility equal to the applicable percentage then in effect with respect to Eurodollar rate revolving loans (initially 2.0%) times the maximum aggregate amount available to be drawn under all letters of credit issued under the revolving credit facility. The Company has also agreed to pay fees for letters of credit issued under the pre-funded letter of credit facility equal to 2.10% on the amount on deposit in the credit-linked deposit account related to such facility. In addition, the Company will pay to the issuer of any letter of credit customary fronting, issuance and drawing fees. The Company is also obligated to pay commitment fees, depending on the Company’s total leverage ratio, of up to 0.50% per annum, on the unused portion of the revolving credit facility. For purposes of this calculation, swingline loans are not treated as usage of the revolving credit facility. The Company also paid arrangement fees on the closing of the Credit Agreement and will pay an annual administrative agent fee.

Subject to certain exceptions, loans under the Credit Agreement will be required to be prepaid with:

▪
100% of the net cash proceeds of any asset sale by the Company or its subsidiaries not reinvested or committed to be reinvested in productive assets within 360 days (however, this 360-day period will be extended by up to 180 days with respect to proceeds committed to be reinvested);

▪	100%, subject to reduction to a lower percentage based on the Company’s senior leverage ratio, of the net cash proceeds from an equity issuance;

▪	75%, subject to reduction to a lower percentage based on the Company’s senior leverage ratio, of excess cash flow for any year, commencing in 2008;

▪
100% of the net cash proceeds from the issuance or incurrence of indebtedness for money borrowed by the Company or its subsidiaries, excluding indebtedness permitted to be incurred under the Credit Agreement; and

▪	100% of any extraordinary receipt received by the Company or its subsidiaries that are not special purpose vehicles.

     The Credit Agreement contains customary affirmative and negative covenants, including limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments; limitations on prepayments, redemptions and repurchases of debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging agreements; limitations on mergers, acquisitions and assets sales; limitations on transactions with affiliates; limitations on changes in business conducted by the Company and its subsidiaries; limitations on restrictions on the ability of subsidiaries to pay dividends or make distributions; limitations on amendments of debt and other material agreements; and limitations on capital expenditures. In addition, the Credit Agreement contains financial covenants, including a maximum senior leverage ratio, maximum total leverage ratio and minimum interest coverage ratio.

First Supplemental Indenture

The Company entered into a First Supplemental Indenture, dated as of April 19, 2007 (the “Supplemental Indenture”), with Harborside, certain subsidiaries of Harborside named therein and Wells Fargo Bank, National Association, as Trustee, which supplements the Indenture, dated as of April 12, 2007 (the “Indenture”), among the Company, the subsidiaries of the Company named therein and Wells Fargo Bank, National Association, as Trustee. A copy of the Supplemental Indenture is attached to this Form 8-K as Exhibit 4.1 and is incorporated herein by reference, and a copy of the Indenture was filed as Exhibit 4.1 to the Company’s Form 8-K filed April 18, 2007. By the Supplemental Indenture, Harborside and the subsidiaries of Harborside named therein guaranteed, on a senior subordinated basis, the 9-1/8% Senior Subordinated Notes due 2015 issued by the Company under the Indenture.

Joinder to the Registration Rights Agreement

Harborside and certain of the subsidiaries of Harborside named therein entered into a Joinder to the Registration Rights Agreement, dated as of April 19, 2007 (the “Joinder”), with Credit Suisse Securities (USA) LLC, CIBC World Markets Corp., UBS Securities LLC and Jefferies & Company, Inc. (the “Initial Purchasers”). A copy of the Joinder is attached to this Form 8-K as Exhibit 4.2 and is incorporated herein by reference. Pursuant to the Joinder, Harborside and the subsidiaries of Harborside named therein became parties to the Registration Rights Agreement, dated April 12, 2007, among the Company, the subsidiaries of the Company named therein and the Initial Purchasers, a copy of which was filed as Exhibit 4.3 to the Company’s Form 8-K filed April 18, 2007.

Item 1.02       Termination of a Material Definitive Agreement.

On April 19, 2007, the Company paid off and terminated that certain Amended and Restated Loan and Security Agreement, dated December 2, 2005, as further amended (the “Loan Agreement”), among the Company and certain of its subsidiaries as Borrowers and CapitalSource Finance LLC, as Collateral Agent. The Loan Agreement provided for up to $100 million of borrowings and was paid off with borrowings under the Credit Agreement. In connection with the pay off of the Loan Agreement, the Company paid a termination fee of $3.0 million.

Item 2.01       Completion of Acquisition or Disposition of Assets.

On April 19, 2007, Company consummated the acquisition of Harborside. Harborside was a privately-held healthcare company based in Boston, Massachusetts that operates 73 skilled nursing facilities, one assisted living facility and one independent living facility, with approximately 9,100 licensed beds located in 10 states.

The Company paid $349.4 million in cash for the equity of Harborside and refinanced or assumed Harborside’s debt. A portion of the proceeds from the Credit Agreement, plus cash on hand at the Company and Harborside and the net proceeds from the Company’s issuance of $200 million aggregate principal amount of 9-1/8% Senior Subordinated Notes due 2015, were used to pay the purchase price for the equity of Harborside, refinance certain of the debt of Harborside and pay off the Loan Agreement.

Item 9.01       Financial Statements and Exhibits.

(a)       Financial Statements of Businesses Acquired.

The audited consolidated financial statements for Harborside at December 31, 2006 and 2005, and for the three years in the period ended December 31, 2006, including the Report of PricewaterhouseCoopers LLP thereon, dated March 5, 2007, are included as Exhibit 99.1 to the Company’s Form 8-K filed March 12, 2007 and are incorporated herein by reference.

(b)       Pro Forma Financial Information.

The unaudited pro forma financial information at December 31, 2006 and for the year ended December 31, 2006 reflecting the acquisition of Harborside and certain related events and transactions is included as Exhibit 99.2 to the Company’s Form 8-K filed March 12, 2007 and is incorporated herein by reference.

(d)       Exhibits.

Item No.	Description
4.1 (1)	First Supplemental Indenture, dated as of April 19, 2007, among the Company, Harborside, certain subsidiaries of Harborside named therein and Wells Fargo Bank, National Association, as Trustee
4.2 (1)	Joinder to the Registration Rights Agreement, dated April 19, 2007, among Harborside, the subsidiaries of Harborside named therein and the Initial Purchasers
10.1 (1)	Credit Agreement, dated as of April 19, 2007, among the Company, the Lenders named therein and Credit Suisse, as Administrative Agent and Collateral Agent for the Lenders

____________________
(1) Previously filed with original Form 8-K.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ Mike Berg
Name: Mike Berg
Title: Secretary

Dated:  July 10, 2007